                                                                  Exhibit (a)(6)

The following Frequently Asked Questions will be provided to employees of the registrant in connection with the Offer to Exchange.

                           FREQUENTLY ASKED QUESTIONS

         The following are answers to some of the questions that you may have about our offer. We urge you to read all of the offering materials carefully because the information in this summary is not complete. After the responses to certain questions, we have included references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT IS THE OFFER TO EXCHANGE STOCK OPTIONS?

         The offer to exchange stock options is an opportunity for you to ask us to exchange your outstanding stock options for new stock options to be granted and priced at a later date. (See Section 1)

WHO CAN PARTICIPATE IN THIS OFFER?

         All full-time or part-time employees of RSA Security and our subsidiaries who hold stock options can participate in this offer. (See Section
1)

WHY ARE WE MAKING THIS OFFER?

         We are making this offer because many outstanding stock options held by our employees have exercise prices that are significantly higher than the current market price of our common stock. We felt it appropriate to offer this exchange program now to re-align employee option prices with current stock conditions, and to hopefully provide an upside that will motivate and reward our employees. (See Section 2)

HOW DOES THIS OFFER WORK?

         With this offer, you have an opportunity to request that we exchange any or all of your outstanding stock options. If you request that we exchange your outstanding stock options and we accept your request, you will be issued new options once the offer to exchange expires and after a waiting period of at least six months plus one day. For every five (5) old options you surrender, you will be issued three (3) new options at a new exercise price. The new options will be 25% vested at the time of issue, and the remaining options will vest quarterly over a 3-year period. (See Section 1)

WHY CAN'T RSA SECURITY JUST GRANT ME MORE OPTIONS?

         You cannot just be granted new options because of complex accounting rules that, if not complied with, could negatively impact our quarterly earnings per share. Because we have a large number of currently outstanding options that have an exercise price significantly higher than our recent trading price, a large grant of new options to replace these "underwater" options could have a negative impact on our earnings per share.

ARE THERE CONDITIONS TO THIS OFFER?

         This offer is subject to certain conditions, including the conditions described in Section 6 of this offer to exchange. This offer is still valid no matter how many or how few employees participate and no matter how many or how few options are surrendered for exchange. If we accept your options for exchange, you will be deemed to have surrendered them on the date that this offer expires. We reserve the right to extend, terminate and amend this offer, and we also reserve the right to reject all requests for exchange at our discretion. However, we expect that we will accept all properly surrendered options and notify you of our acceptance on the expiration date. (See Section 6)

                                                                  Exhibit (a)(6)

WHAT IF MY EMPLOYMENT WITH RSA SECURITY OR ONE OF ITS SUBSIDIARIES ENDS BETWEEN THE TIME MY OLD OPTIONS ARE SURRENDERED AND CANCELED AND MY NEW OPTIONS ARE GRANTED?

         You may only participate in this offer if you are employed by RSA Security or one of our subsidiaries. If you participate in this offer and then resign or are terminated for any reason from the company or one of its subsidiaries before the new options are granted, you will not receive your new options nor will you have rights to your old options. If you do not choose to participate in this program or if there are option grants that you choose not to surrender, at the time your employment ends with RSA Security or one of its subsidiaries you generally will be able to exercise your options within the parameters of your original option agreement and the plan under which the options were granted. (See Section 1)

         PARTICIPATION IN THE OFFER DOES NOT GIVE YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OF RSA SECURITY OR ONE OF ITS SUBSIDIARIES.

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OLD OPTIONS I SURRENDER?

         For every five option shares you surrender, you will receive a new option to purchase three shares. For example:

         IF YOU SURRENDER AN OPTION EXERCISABLE FOR:     YOU WILL RECEIVE A NEW OPTION EXERCISABLE FOR:
         -------------------------------------------     ----------------------------------------------
          10,000 shares                                    6,000  shares
           5,000 shares                                    3,000  shares
           2,500 shares                                    1,500  shares
(See Section 1)

WHEN WILL I RECEIVE MY NEW OPTIONS?

         If you choose to request that we exchange your old options, you will be granted new options after a waiting period of at least six months plus one day from the end of this offer. (See Section 5)

WHY MUST I WAIT AT LEAST SIX MONTHS AND ONE DAY FOR THE NEW OPTIONS TO BE GRANTED AND PRICED?

         In order to avoid undesirable accounting consequences, we cannot issue you new options immediately after the expiration of this offer. If we were to grant the new options on a date earlier than six months plus one day after the date you surrender your existing options, we would be required to treat the new options as variable awards for accounting purposes. This means that we would be required periodically to reflect increases and decreases in the price of our common stock as a compensation expense (or credit) relating to the options. We would have to continue this variable accounting for these options until they were exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months plus one day, we believe we will not have to treat the options as variable awards. (See Section
11)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The new options will have an exercise price equal to the per share closing price of our common stock as quoted on The Nasdaq National Market on the date the new options are granted. Because we will not grant new options until the first business day that is six months plus one day following the expiration date of this offer, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to request that we exchange your options. (See Section 8)

WHEN WILL THE NEW OPTIONS VEST?

         The new options will have a new vesting schedule, completely different from the old option vesting schedule. 25% of each new option will vest immediately at the time the new options are granted. The remaining

                                                                  Exhibit (a)(6)

75% will vest in equal quarterly installments over a three-year period as long as you continue to be an employee of RSA Security or one of our subsidiaries. If you choose to participate in this offer, you lose all the benefit of the vesting in your old, surrendered options. (See Section 1)

WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I SURRENDER?

         Yes, to the extent that your surrendered options were vested before the grant date of the new options. If you surrender options that are vested, you could have exercised them at any time in accordance with their terms if you had not surrendered them. You will not be able to exercise your new options until, at the earliest, the date you receive them, and then only up to 25% of the shares covered by your new options.

WHEN WILL MY NEW OPTIONS EXPIRE?

         The new options will vest in thirteen separate installments, as described above. Each option installment will expire four years after the day it vests. For example, if 250 shares of your new option vests on September 1, 2002, then those 250 vested options will expire on September 1, 2006, if not exercised. (See Section 8)

WHEN WILL I RECEIVE MY NEW OPTION AGREEMENT?

         We anticipate that your new option agreement will be accessible to you on the AST Stockplan Web site within approximately three weeks of the new option grant date (which we expect to be the first business day that is at least six months plus one day after the expiration of this offer).

WHEN WILL I SEE MY NEW OPTIONS ON THE AST STOCKPLAN WEB SITE?

         We anticipate that you will be able to see your new options in your AST Stockplan account within approximately three weeks of the new option grant date (which we expect to be the first business day that is at least six months plus one day after the expiration of this offer).

IF I REQUEST THAT RSA SECURITY EXCHANGE MY OPTIONS, MUST I EXCHANGE ALL MY CURRENT OPTIONS OR MAY I EXCHANGE ONLY SOME OF THEM?

         It is entirely up to you. You may choose to request that we exchange all, some or none of your current options. For example, if you have two option grants at different exercise prices, $15.00 and $25.00, you can choose to exchange the $15.00 option grant and not exchange the $25.00 option grant (or vice versa). What you cannot do, however, is exchange a portion of any one option grant, or a piece of an option grant split between incentive and nonqualified stock options. (See Section 1)

         In addition, because of accounting rules, if you request that we exchange any of your eligible options, then you must surrender for exchange all of the options that you received after May 15, 2001 and before the expiration of this offer that have a lower exercise price than the highest exercise price of the options you choose to exchange. For example, if you received an option grant in December 1999 at an exercise price of $25.00 per share and an option grant in July 2001 at an exercise price of $20.00 per share and you want to surrender your December 1999 option grant, you would also be required to tender your July 2001 option grant, because it has a lower exercise price than your December 1999 option and was granted after May 15, 2001.

ONE OF MY OPTION GRANTS IS SPLIT BETWEEN INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE $100,000 LIMIT ON INCENTIVE STOCK OPTIONS. CAN I CANCEL ONE PART OF MY OPTION GRANT BUT NOT THE OTHER?

         No. As stated above, you cannot surrender any portion of one grant. If a grant was split between incentive stock options and nonqualified stock options, you must surrender the entire grant. (See Section 1)

                                                                  Exhibit (a)(6)

I ALREADY EXERCISED PART OF AN OPTION. CAN I ASK THAT RSA SECURITY EXCHANGE THE REST OF THAT OPTION?

         Yes, you can request that we exchange the unexercised portion of an option grant even if you previously exercised some of the shares under that grant. If you request that we exchange a partially exercised option, then you will surrender, and receive a new option in exchange for, all of the shares that still remain in your option grant after you exercised it. You cannot, however, request that we exchange any exercised shares - only unexercised shares may be offered for exchange. For example, if you received an option grant for 2,000 shares and exercised the option for 500 shares, you may request that we exchange the option for the 1,500 shares you have left and receive a new option grant in at least six months plus one day for 900 shares (1,500 shares at a three-for-five ratio equals 900 shares). You may not, however, request that we exchange the 500 shares you exercised, even if you have not sold those shares.

WHAT HAPPENS IF I TURN IN MY ELECTION FORM AND THEN CHANGE MY MIND?

         If you turn in your election form, but then change your mind before the deadline expires, you have an opportunity to file a change in election form that changes your election to participate (that form can also be found in the attached package). Once you've filled out this new form (making sure to date it later than your election form), you must then deliver it to Michele Linehan in our Human Resources Department before the deadline or the action described on your original election form will be implemented. Michele's contact information appears below. It is important to remember that if you change your election to accept the offer, you must then include on the change in election form information about the options you wish to surrender. (See Section 4)

WHEN I AGREE TO EXCHANGE MY OPTIONS AM I GIVING UP MY RIGHTS TO THE SURRENDERED OPTIONS?

         Yes, when you surrender your current options and we accept them for exchange, those options will be cancelled and you will no longer have any rights to those options. (See Section 9)

IF I SURRENDER OPTIONS IN THIS OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE MY NEW OPTIONS ARE ISSUED?

         No. If we accept options you surrender in this offer, you may not receive any other option grants before you receive your new options. This is because of complex accounting rules and is necessary to avoid incurring any compensation expense against our earnings. (See Section 9)

IF I SURRENDER SOME BUT NOT ALL OF MY OPTIONS IN THIS OFFER, MAY I EXERCISE AND SELL VESTED SHARES UNDER AN OPTION OR OPTIONS THAT I DECIDED NOT TO SURRENDER DURING THE PERIOD WHILE I WAIT FOR MY NEW OPTIONS TO BE ISSUED?

         Yes. As long as we are not in a company-wide black out period (as we are at the end of each quarter), during the waiting period you could exercise any vested, active options that were not surrendered as part of this offer and sell any shares that you acquired on exercise of an option. You could not, however, act on any options that were surrendered.

WHAT HAPPENS IF THERE IS A CHANGE OF OWNERSHIP OF RSA SECURITY?

         We are currently not negotiating any transactions that would result in a change of ownership for RSA Security. However, if a change of ownership occurs before new options are granted as part of this program, then on what would have been the new option grant date you will receive the same consideration as you would have received had you held your new options on the date of such transaction; however, if your options would have been assumed or substituted by an acquiring company, you will be issued options for the common stock of the acquiring company equal in value to the expected new option grants for our common stock. It is impossible to predict if the 3-for-5 ratio would be the same, but the value of the new option grant would be honored. Any successor to us will be bound to honor our commitment to grant new stock options. (See
Section 8)

                                                                  Exhibit (a)(6)

          You should note that depending on the structure of the type of transaction, if you surrender options you might be deprived of any future price appreciation in the shares subject to the new options and you may receive a security other than an option exercisable for shares of our common stock.

WILL I HAVE TO PAY U.S. FEDERAL INCOME TAXES IF I EXCHANGE MY OPTIONS IN THIS OFFER?

         If you request that we exchange your options, you will not recognize income for U.S. federal income tax purposes upon cancellation of your old options or upon our grant to you of new options. We recommend that you consult with your own tax advisor to determine the tax consequences of this offer to you. State and local tax consequences may differ. (See Section 13)

WHAT ARE THE TAX IMPLICATIONS IF I LIVE OUTSIDE OF THE U.S.?

         All RSA Security option holders are subject to the applicable tax laws of their own countries and jurisdictions. OPTION HOLDERS SUBJECT TO THE TAX LAWS OF COUNTRIES AND JURISDICTIONS OTHER THAN THE UNITED STATES MAY HAVE DIFFERENT TAX CONSEQUENCES THAN THOSE DESCRIBED ABOVE IF THEY EXCHANGE THEIR OPTIONS IN THE OFFER. Again, we strongly suggest that you consult with your tax advisor to determine how this offer would impact you.
(See Section 13)

IF THE OPTIONS I EXCHANGE ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS ALSO BE INCENTIVE STOCK OPTIONS?

         No. All new stock options granted to replace surrendered and cancelled incentive stock options will be non-qualified stock options. (See Section 13)

DO I HAVE TO PARTICIPATE IN THIS OFFER?

         You do not have to participate in this offer and there are no repercussions if you choose not to participate. Again, it is entirely up to you and we cannot advise you on what action to take.

WHAT HAPPENS TO MY OLD OPTIONS IF I DECIDE NOT TO PARTICIPATE?

         Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms. These options will retain their current exercise price and current vesting schedule.

         Please note that through these materials, we are offering you the opportunity to ask us to exchange your options on the terms described in these materials, and that we have the right to reject any such request that you may make to us. We have reserved this right in an effort to protect the tax status of incentive stock options that are not surrendered for exchange in view of the following IRS ruling. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that by reserving a right to reject any options surrendered for exchange we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be, but are not, surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options. (See Section 13)

WHEN DOES THIS OFFER EXPIRE? COULD IT BE EXTENDED AND, IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

         This offer will expire at 9:00 am Eastern Standard Time on December 17, 2001. We may decide to extend the offer, but at this point in time we have no intention of doing so. We will not extend the offer for any one individual or group of employees. If we extend this offer, we must do so for all employees. If we extend this offer, we will notify you of the extension. We cannot accept any election or change of election forms we receive after the expiration date. (See
Section 1)

                                                                  Exhibit (a)(6)

HOW DO I PARTICIPATE IN THIS OFFER?

         To participate in this option exchange offer, you must complete and sign the election form that you have received with these materials and return it by hand delivery, mail or fax to the appropriate contact person listed below. WE MUST RECEIVE A PROPERLY COMPLETED ELECTION FORM BY NO LATER THAN 9:00 A.M., EASTERN STANDARD TIME, ON DECEMBER 17, 2001. IF YOU MISS THIS DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one individual or group of people. However, in the event that we do extend this offer beyond December 17, 2001, then you must deliver a properly completed election form and the other required documentation before the extended expiration date.

         To complete the election form, you should:

         1. Look up your outstanding options by logging on to the Employee Log-in section of the AST StockPlan Stock Administration website and clicking on the "Option Status" link located in the left-hand column of the web page. If you have forgotten your password for the AST StockPlan website, contact Michele Linehan in the Bedford office (her contact information is below).

         2. Decide which, if any, of your options you wish to request that we exchange. If you do not wish to request that we exchange any options at all, check the box next to the words "No, I choose not to participate in the Offer to Exchange" on the election form and skip to instruction #7 below. If you wish to request that we exchange some or all of your options, check the box next to the words "Yes, I choose to participate in the Offer to Exchange" on the election form and go to instruction #3 below.

         3. List the options you wish to request that we exchange in the table on the election form. Make sure you fill in all the requested information for each option you wish to request that we exchange.

         4. Look at your list of outstanding options on the AST StockPlan website again. You should determine if you have any options that were granted between May 15, 2001 and November 15, 2001. If no, skip to instruction #6. If yes, you should determine if any option you choose to request that we exchange (by listing it in the table on the election form) has a higher exercise price than any of your options that were granted between May 15, 2001 and November 15, 2001. If no, skip to instruction #6. If yes, go to instruction #5.

         5. Because of accounting rules, you are REQUIRED to exchange any options (1) that were granted between May 15, 2001 and November 15, 2001, AND (2) that have a lower exercise price than the highest exercise price of any option you request that we exchange. List any options that meet both these criteria in the table on the election form.

         6. Double check to make sure that you have filled in the correct information for each option you wish to exchange in the table on the election form.

         7. Sign the election form and fill in the required information under your signature.

         8. Send the signed and completed election form by hand delivery, mail or fax to the appropriate contact person listed below. WE MUST RECEIVE THE ELECTION FORM BY NO LATER THAN 9:00 A.M., EASTERN STANDARD TIME, ON DECEMBER 17, 2001. IF YOU MISS THIS DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.

You should send your election form to the appropriate contact person listed below:

- UNITED STATES: Michele Linehan, Human Resources, 36 Crosby Drive, Bedford, MA 01730
         Phone:  (781) 301-5464; Fax:  (781) 301-5470
- CANADA: Kristin Lawler, Human Resources, 505 Burrard Street, Vancouver, BC V7X 1M3
         Phone:  (604) 640-6248; Fax:  (604) 640-6216

                                                                  Exhibit (a)(6)

- EMEA AND IRELAND: Valerie Mann, Human Resources, RSA House (formerly Bracknell Gate) Western Road, Bracknell, RG12 1 RT UK
         Phone:  (44) 1344 781601; Fax:  (44) 1344 781314
- SWEDEN: Magnus Back, Human Resources, P.O. Box 107 04 Globen City, Hus 19, Avenavagen 29 S-121 29, 6th and 7th Floor, Stockholm Sweden
         Phone:  (46) 8 725 97 92; Fax:  (46) 8 725 97 96
- AUSTRALIA: Susan Newton, Human Resources, Level 32 Waterfront Place, 1 Eagle Street, Brisbane, Australia QLD 4000
         Phone:  (61) 7 3227 4473; Fax:  (61) 7 3227 4400
- ASIA PACIFIC: Anita Tan, Human Resources, 2 Shenton Way, #13-03, Unity Tower One, Singapore 068804
         Phone:  (65) 880-5151; Fax:  (65) 880-5155
- JAPAN: Kikuchi Tokuo, Legal Dept., Tokyo Ginko Kyokai Bldg. 13F, 1-2-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005 Japan
         Phone:  (813) 5222-5201; Fax:  (813) 5222-5270

WHAT WILL HAPPEN IF I DO NOT TURN IN MY ELECTION FORM BY THE DEADLINE?

         If you do not turn in your election form by the expiration date of this offer, you will miss the opportunity to participate in this offer.

DO YOU RECOMMEND THAT I PARTICIPATE IN THIS OFFER?

         Participating in this program is entirely up to you. Although the RSA Security board of directors has approved this offer, we are not making a recommendation as to whether or not you should participate in this offer to exchange options. We recognize that your decision is an individual one that should be based on a variety of factors, and we encourage you to consult with your personal legal and financial advisors to determine your best course of action.

WHO SHOULD I CALL IF I HAVE QUESTIONS?

         If you have more questions, please contact the appropriate person listed above.


Other Important Information:

This communication gives an overview of the option exchange program which has been made under the terms and subject to the conditions of the "Offer to Exchange Outstanding Stock Options Held by Employees of RSA Security Inc. dated November 15, 2001" which was previously delivered to you. Before you decide whether to tender any of your options, you should carefully read the entire offer to exchange because it contains important information about the exchange offer. RSA Security has also filed these materials with the SEC as part of a tender offer statement and you may obtain these materials and other documents filed by RSA Security with the SEC for free from the SEC's Web site at www.sec.gov or from RSA Security's internal Web site.